Exhibit 99.1
NASH FINCH AMENDS CEO EMPLOYMENT AGREEMENT
Aligns CEO Stock Compensation with Long-Term Value Creation;
New Agreement Significantly Reduces Future Cash Payment Requirements
     MINNEAPOLIS, March 1, 2007 — Nash Finch Company (Nasdaq: NAFC) announced today that the Compensation Committee of the Board of Directors has amended the employment agreement of Chief Executive Officer, Alec C. Covington to restructure the terms of a stock grant made at the time of his hiring and to fully vest Mr. Covington in his Supplemental Executive Retirement Account. In addition, the Company entered into a new Change in Control agreement with Mr. Covington which delivers greatly reduced compensation to Mr. Covington in the event a Change in Control occurs.
     Through the new agreement with Mr. Covington, which was effective February 28, 2007, Mr. Covington will be granted a total of 152,500 restricted stock units (RSUs) under the Company’s 2000 Stock Incentive Plan. The previous grant included a cash “tax gross up” payment which is not included in the new grant. At Mr. Covington’s request, the new grant delivers additional equity in lieu of the cash “tax gross up”payment. The new RSU grant replaces a previous grant of 100,000 performance units awarded Mr. Covington when he joined the Company last year. The previous grant has been cancelled.
     Vesting of the new RSU grant to Mr. Covington will occur over a four year period, assuming Mr. Covington’s continued employment with Nash Finch. However, Mr. Covington will not receive the stock until six months after the termination of his employment, whenever that may occur. Because the cash “tax gross up” feature was eliminated in the new agreement, no cash outlay will be required by the Company.
     Also under the new Agreement, the Company changed the vesting of Mr. Covington’s Supplemental Executive Retirement Plan (“SERP”) account, making him fully vested in that account.

Mr. Covington also advised the board of his desire to terminate his existing Change in Control agreement and enter into the new form Change in Control agreement approved by the Compensation Committee on February 26, 2007. As a result of Mr. Covington’s offer to accept the terms of the new form Agreement, the amount payable by the Company to Mr. Covington in the event of a Change in Control is substantially reduced.
     “It has been my intention from day one to be a stock holder, not a trader of Nash Finch Company equity,” said Alec C Covington, CEO of Nash Finch Company, “and I believe my agreement to defer delivery of these shares until six months after the termination of my employment demonstrates my desire to align firmly with shareholder interest and to create long term value. I remain extremely pleased to be at Nash Finch Company and I look forward to continued service as CEO during this time of great change and opportunity.”
     “We are very pleased with Alec’s leadership and the progress the company has made since he joined us as CEO last year,” said William R. Voss, Chairman of Nash Finch’s Board of Directors. “We believe these agreement amendments align our CEO’s interests with those of Nash Finch shareholders and will further motivate him to create long-term value by executing the business plan that he and his team developed.”
     The new Agreements were filed today in a Form 8-K with the Securities and Exchange Commission.
     Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
     The statements in this release that refer to plans and expectations for fiscal 2007 and other future periods are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause actual results to differ materially from published plans and expectations include the following:
•	the success or failure of strategic plans, new business ventures or initiatives;

•	the effect of competition on our distribution, military and retail businesses;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	risks entailed by acquisitions, including the ability to successfully integrate acquired operations and retain the customers of those operations;

•	credit risk from financial accommodations extended to customers;

•	general sensitivity to economic conditions, including volatility in energy prices and food commodities;

•	future changes in market interest rates;

•	our ability to identify and execute plans to expand our food distribution operations;

•	changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	adverse determinations or developments with respect to the litigation or SEC inquiry discussed in Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	changes in consumer spending, buying patterns or food safety concerns; and

•	unanticipated problems with product procurement.
A more detailed discussion of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in its periodic reports filed with the SEC.
Contact: Bob Dimond, 952-844-1060

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